Baker Tilly US, LLP
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bakertilly.com

May 24, 2023

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Aridis Pharmacueticals, Inc. (the "Company"). We have read the Company's disclosure set forth in Item 4.01 "Changes in Registrant's Certifying Accountant" of the Company's Current Report on Form 8-K dated May 21, 2023 (the "Current Report") and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

Baker Tilly US, LLP